Morgan Stanley Hawaii Municipal Trust
Item 77(o) 10f-3 Transactions
October 1, 2000-March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Honolulu Hawaii
City and County
Series 2001A



02/28/01



$98.690



800,000



8.86%



$150,000,000



0.53%



Paine
Webber







F:\legal\msdata\paraleg\10f-3\Hawaii municipal